UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 1, 2007

MAGYAR BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-51726	20-4154978
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

400 Somerset Street, New Brunswick, New Jersey		08901
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (732) 342-7600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Magyar Bank (the “Bank”), the principal operating subsidiary of Magyar Bancorp, Inc. (the “Company”), announced on January 3, 2007 that John S. Fitzgerald has been named Executive Vice President, Chief Operating Officer of the Bank, effective January 1, 2007. Mr. Fitzgerald will continue to serve as the Bank’s Chief Lending Officer. Mr. Fitzgerald also continues to serve as Executive Vice President of the Company.

Mr. Fitzgerald, age 42, joined Magyar Bank in June 2001. Until his appointment to this position in July 2005, he was Department Head of Commercial Lending at Magyar Bank. Prior to his employment at Magyar Bank, Mr. Fitzgerald was the Vice President of Commercial Lending at United Trust Bank.

Mr. Fitzgerald is employed pursuant to the terms of an employment agreement, the material terms of which are disclosed in the Company’s registration statement on Form SB-2, as amended, and as initially filed with the Securities and Exchange Commission on September 16, 2005. The employment agreement has not been modified or amended as a result of Mr. Fitzgerald’s appointment as Executive Vice President, Chief Operating Officer of the Bank.

There are no transactions that are required to be disclosed pursuant to Item 404(a) of SEC Regulation S-B.

The press release issued by the Bank related to the appointment is included in this filing as Exhibit 99.1. The press release contains additional details related to the appointment.

Item 9.01	Financial Statements and Exhibits

(a)	Financial statements of businesses acquired. Not Applicable.

(b)	Pro forma financial information. Not Applicable.

(c)	Shell company transactions. Not Applicable

(d)	Exhibits.

99.1: Press Release dated January 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MAGYAR BANCORP, INC.

DATE: January 4, 2007	By:	/s/ Elizabeth E. Hance
Elizabeth E. Hance
President and Chief Executive Officer